Exhibit 4.7

SUPPLY AGREEMENT

between

COCA-COLA HELLENIC BOTTLING COMPANY S.A.	(1)

and

FRIGOGLASS S.A.I.C.	(2)

THIS SUPPLY AGREEMENT (the “Agreement”) is made this 18th day of April 2013 by and between:

(1)                                 COCA-COLA HELLENIC BOTTLING COMPANY S.A., a company organized under the laws of Greece, having its registered seat at 9 Fragoklissias Street 151 25 Maroussi Athens, Greece(“CCH”) and

(2)                                 FRIGOGLASS S.A.I.C., a company organized under the laws of Greece, having its registered seat at 15, A. Metaxa N. Kifissia, Athens, Greece (the “Supplier”).

CCH and the Supplier shall be collectively referred to as the “Parties” and each of them separately as “Party”.

WHEREAS:

A.            CCH acting for itself and its subsidiaries and affiliates listed in Schedule 1 (the “CCH Subsidiaries and Affiliates”) (together the “Customer” or “Customers”), which are members of the CCH group of companies and operate in various countries and bottle, prepare and package beverages under the trademarks of The Coca-Cola Company (“TCCC”) and other trademarks, wishes to procure on behalf of itself and the CCH Subsidiaries and Affiliates the supply of high quality cooling equipment for use by the Customers and their clients in the sale of such beverages to consumers (the “Cooling Equipment”).

B.            The Supplier acting for itself and its subsidiaries and affiliates listed in Schedule 2 (the “Supplier Subsidiaries and Affiliates”) manufacture and/or distribute the Cooling Equipment and has agreed to sell the Cooling Equipment to the Customer pursuant to the terms of this Agreement.

C.            The Parties have entered into an agreement dated June 24, 1999 setting out the framework of their cooperation (the “Initial Agreement”).  The Initial Agreement was initially renewed on June 8, 2004 for a period up to December 31, 2008 and then further renewed on December 12, 2008 for a period up to December 31, 2013.

D.            The Parties wish to extend the term as well as to amend and restate the terms of their collaboration.

NOW THEREFORE, by this present, the Parties have agreed the following:

1                                         DURATION

1.1                               This Agreement shall commence as of January 1, 2014  (the “Effective Date”) and shall, subject to earlier termination pursuant to Clause 9 (Termination) and Clause 1.2. below or renewal pursuant to Clause 1.3. below, terminate automatically without notice on December 31, 2018  (the “Term”).

1.2                               The Supplier is in the process of renewing  TCCC’s Supplier’s Authorization Agreement (“SAA”) effective as of January 2012.  In the event that the SAA is terminated by TCCC for whatever reason, CCH shall have the right to terminate this Agreement with immediate effect.

1.3                               This Agreement shall not be subject to any tacit or automatic renewal and may only be further renewed or extended if both Parties so agree in writing as follows:  Six (6) months prior to the date of expiry of this Agreement, either Party wishing the extension of the Term, must notify the other Party in writing so as relevant negotiations to be initiated. In case the abovementioned negotiations are not successful and no agreement is reached with regard to the extension of this Agreement within three (3) months from the written notice provided for here above, this Agreement shall expire on the date stipulated in Clause 1.1.

2                                         SALE OF THE COOLING EQUIPMENT

2.1                               The Supplier shall supply to the Customers the Cooling Equipment as well as such spare parts to be agreed from time to time between the Parties (all such spare parts, together with any additional parts as each Customer may from time to time and in its sole discretion order pursuant to the terms of this Agreement shall be collectively referred to as the “Spares”).

2.2                               For the purposes of this Agreement any reference to the “Cooling Equipment” includes the Spares.

2.3                               The Supplier warrants and represents that it has the necessary authorities to enter into this Agreement for and on behalf of the Supplier Subsidiaries and Affiliates and that this Agreement when executed shall constitute a binding obligation on the Supplier and the Supplier Subsidiaries and Affiliates in accordance with its terms. Accordingly, reference to the “Supplier” in this Agreement shall mean the Supplier and the Supplier Subsidiaries and Affiliates.

2.4                               CCH warrants and represents that it has the necessary authorities to enter into this Agreement for and on behalf of the CCH Subsidiaries and Affiliates and that this Agreement when executed shall constitute a binding obligation on CCH and the CCH Subsidiaries and Affiliates in accordance with its terms. Accordingly, reference to “CCH” or the “Customer” or “Customers” in this Agreement shall mean CCH and the CCH Subsidiaries and Affiliates.

For the avoidance of any doubt it is hereby agreed that the Subsidiaries and Affiliates of the Parties included in Schedule 1 and Schedule 2 may be amended from time to time depending on whether they retain their capacity as Subsidiary or Affiliate of the Parties. For the purposes of this Agreement “Subsidiary or Affiliate” shall mean any company the management of which is controlled ,directly or indirectly, by the respective Party.

2.5                               It is specifically agreed that CCH may in its own discretion direct Coca-Cola Hellenic Procurement GmbH to purschase Cooling Equipment as a principal and on its own befalf provided Coca-Cola Hellenic Procurement GmbH retains its capacity as Subsidiary or Affiliate of CCH.

3                                         ORDER PROCESS

3.1                               Sales under this Agreement will be subject to purchase orders issued by the Customer to the Supplier specifying, among other, quantities, delivery dates and points of delivery (“Order”).  The Parties shall for each calendar year of the Term agree in writing the detailed rules regulating such issues through a respective planning agreement (the “Planning Agreement”).

3.2                               The Customer may, by written notification to the Supplier, make any changes to the Orders according to the rules of the prevailing Planning Agreement.  The Supplier shall within five (5) business days of receiving such notice submit a written estimate to the Customer setting out the change to the value and delivery date of the Order, if any.  On receipt of the Supplier’s estimate the Customer shall notify the Supplier in writing whether it accepts the estimate and the relevant Order shall be then amended accordingly.

3.3                               The Customer may at any time terminate any Order upon written notice to Supplier.  In the event of such termination, the Supplier may make a claim in writing for the cost of any work in progress and finished stocks as at the date of notification from the Customer, but not for any costs for design, engineering, or development, special tooling or general purpose equipment, unless such items have been specifically ordered and separately priced in the terminated Order.  The Supplier will not be entitled to any other claim for loss of anticipated profits, or other losses or damages from Customer.  Any and all claims or requests by Supplier under this Section will be deemed waived unless made in writing and received by Customer within fifteen (15) business days from the date of delivery of the Order termination notice mentioned above.  Termination of any single Order for any reason will not affect any other Order between Customer and Supplier, or this Agreement.

4                                         PERFORMANCE CRITERIA  AND PRODUCT SPECIFICATION

The Supplier will supply the Cooling Equipment to the Customers conforming to the performance criteria and specifications which will be agreed from time to time by the Parties.

5                                         FORECAST OF DEMAND

The Parties shall agree on the volume requirements of the Customer for the Cooling Equipment to be supplied by the Supplier according to the rules of the prevailing Planning Agreement.

6                                         LOCAL SUPPLY AGREEMENTS

In the event a separate supply agreement is required under the laws of a Customer’s Territory (“Local Supply Agreement”) the Local Supply Agreement shall be agreed between the Parties substantially in the form of this Agreement and shall govern any Orders between the Parties accordingly.

7                                         PRICING AND PAYMENT

7.1                               The Customer shall pay the Supplier the price for the Cooling Equipment in Euros or as otherwise set out in the relevant Order, as agreed by the Parties on an annual basis.  Prices shall be ex works (INCOTERMS 2010).  However, the Supplier shall also provide for budgetary purposes indicative DDP prices on a full track basis to all locations of CCH .

7.2                               Each Customer shall be individually responsible for payment of its own Order and the Supplier shall invoice each Customer directly, monthly in arrears in accordance with the Order. CCH shall be responsible for the payment of invoices relating to Orders placed by CCH itself and shall ensure that each Customer also fulfils its respective obligation for payment of the Customer invoices relating to Orders placed by such Customer.

7.3                               The Customer will have the right to set-off against amounts which may become payable by the Supplier under this Agreement or otherwise, any present or future indebtedness of the Supplier, money, prepaid inventory or otherwise, whether arising under an Order or otherwise.

8                                         DELIVERY AND PACKAGING

8.1                               Time is of the essence in the delivery of all Orders and Supplier shall be held accountable for any delay in the supply of the Cooling Equipment.  The Supplier shall arrange delivery of the Cooling Equipment in accordance with the Customer’s Order and the provisions of this Agreement and shall promptly advise the Customer of any delay or anticipated delay in delivery or performance.

8.2                               The Supplier shall ensure that:

(a)                                 all packing and packaging complies with good commercial practice and applicable transport regulations;

(b)                                 delivery will be made as specified and agreed by the Parties (as per the Order rules of Clause 3 above);

(c)                                  all Cooling Equipment are suitably coded for pricing and inventory tracking, according to Customer’s requirements and shall be labelled in accordance with all applicable laws and regulations relating to the transport of goods; and

(d)                                 upon request by the Customer, a Supplier’s certificate of conformity shall be included with each shipment certifying that the Cooling Equipment included in the shipment have been inspected and comply with the requirements of Clause 4 of this Agreement as well as with all other obligations of the Supplier under this Agreement.

8.3                               Delivery shall not be deemed complete until the Cooling Equipment has been received and accepted by the Customer.  The Customer has the right to reject any Cooling Equipment for any obvious or latent defect after it has become apparent.  This right may be exercised with respect to any obvious defect within a period of 15 business days after the Cooling Equipment is received by the Customer and with respect to any latent defect within a period of 15 business days after it has become apparent.  If such period lapses without the Customer having rejected the Cooling Equipment, this will be deemed to have been finally and irrevocably accepted.  It is hereby clarified tha the meaning of “latent” defect mentioned above is restricted to defects which:

a)             become apparent within a period of one calendar year from the day the Cooling Equipment is received by the Customer; and

b)             is due to epidmenic (i.e. not isolated) failure of such Cooling Equipment.

8.4                               Unless mutually agreed by the Parties (as per the Order Process of Clause 3 above), the Customer is not obliged to accept any incomplete delivery or delivery in excess of the amounts stated in the Order and may reject the delivery of an Order for non-conformity in any lot or instalment delivered and performed hereunder, including, without limitation, failure of Supplier to deliver the Cooling Equipment when due, delivery of defective or otherwise non-conforming Cooling Equipment, or delivery of an insufficient quantity of Cooling Equipment.

8.5                               In case of rejection of Cooling Equipment as per Clause 8.3., the Customer may require from the Supplier, at the Supplier’s expense:

(a)                                 to promptly repair any or all rejected Cooling Equipment. In such case, the Supplier warrants that the repaired Cooling Equipment will meet the performance criteria and specifications agreed as provided in clause 4.

(b)                                 In case the Supplier cannot repair the rejected Cooling Equipment, those will be replaced by the Supplier with new Cooling Equipment that will meet the performance criteria and specifications agreed as provided in clause 4.

(c)                                  In case the Supplier cannot repair or replace any or all of the rejected equipment, Supplier will  refund the price of any or all rejected Cooling Equipment (if such price was actually paid)

and all rejected Cooling Equipment will be held for the Supplier’s prompt instruction and at the Supplier’s risk and expense.

8.6                               The risk in the Cooling Equipment shall pass from the Supplier to the Customer in accordance with the relevant Incoterms 2010 as set out in the Order. Except where expressly provided to the contrary, ownership shall pass to the Customer upon acceptance as per Clause 8.3. above.

9                                         TERMINATION

9.1                               This Agreement may be terminated in the following circumstances:

(a)                                 by mutual written consent of CCH and the Supplier;

(b)                                 by the non-breaching Party in the event one Party fails to cure a material breach of any obligations under this Agreement where such material breach is not cured within thirty (30) days after written notice of such breach has been given by the non-breaching party to the breaching Party (no such termination shall relieve the defaulting Party from any liability in connection with such breach);

(c)                                  immediately by either Party in the event that the other Party becomes bankrupt, insolvent, goes into liquidation, or otherwise enters into any composition or arrangement with its creditors (other than for the purpose of reconstruction or amalgamation) or has a receiver appointed or suffers any similar proceedings under any competent jurisdiction;

(d)                                 immediately by each Party if a Third Party acquires alone or together with another Third Party a Controlling Interest in the other Party.  For the purposes of this sub-clause:

“Third Party” means any individual or legal person which does not currently own a Controlling Interest in any of the Parties and

“Controlling Interest” means the ownership of more than 50% of the shares of a Party bearing voting rights.

(e)                                  by the Customer immediately upon termination of the SAA;

9.2.                  Upon the expiration or termination of this Agreement for any reason:

(a)                                 The Parties shall settle any outstanding balances;

(b)                            Any orders that had been placed by the Customer at the time of expiry or termination will be executed as if said expiry or termination had not occurred.

9.3.             Clauses 10 (Indemnities and Warranties), 16 (Insurance) 18 (Confidentiality) and 19 (General) shall survive expiration or termination of the Agreement or termination or completion of any Order.

10                                  INDEMNITIES AND WARRANTIES

10.1                        The Supplier warrants to the Customer that:

(a)                                 the Cooling Equipment will be free from defects in workmanship and material;

(b)                                 all Cooling Equipment will be merchantable and fit for their intended use;

(c)                                  the production, labelling, packaging and the use of the Cooling Equipment will comply with all applicable national, regional and local laws, rules, regulations, ordinances and orders, and that the Supplier has obtained the necessary approvals from all certification bodies;

(d)                                 all Cooling Equipment will be properly encoded, applied and capable of being scanned in accordance with all applicable national, regional and local laws, rules, regulations, ordinances and orders and applicable industry standards;

(e)                                  neither the design, manufacture and function of the Cooling Equipment nor its provision, use or sale will in any way infringe upon or violate any patent, trademark, trade secret, copyright or other rights of any third party;

(f)                                   the Supplier will continue to have and transfer to the Customer good and marketable title to all Cooling Equipment delivered under each Order; and

(g)                                  it has the authority to enter into and perform this Agreement.

10.2                        All warranties will survive any inspection testing and acceptance of the Cooling Equipment by the Customer pursuant to Clause 8 (Delivery and Packaging).

10.3                        The Supplier will indemnify and hold harmless the Customer, its subsidiaries, officers, agents, employees and customers against all claims, costs (including reasonable attorneys’ fees) and damages arising from (i) any defect in the Cooling Equipment, (ii) breach of any warranties or representations of Supplier under this Agreement, and (iii) breach of any term or condition of this Agreement by the Supplier.  The Customer will indemnify and hold harmless the Supplier, its subsidiaries, officers, agents, employees and customers against all claims, costs (including reasonable attorneys’ fees) and damages arising from (i) breach of any warranties or representations of Customer under this Agreement, and (ii) breach of any term or condition of this Agreement by the Customer.

10.4                        In the event that any of the Equipment or Spares or any part or component thereof, is found to be defective in design, workmanship and/or material, the product warranty terms and conditions as agreed between the Parties from time to time (the “Product Warranty Terms and Conditions”).  In the event of a conflict between the terms of this Agreement (other than Schedule 4) and the Product Warranty Terms and Conditions, the former shall prevail.

11                                  MOST FAVOURED CUSTOMER ON A NON-EXCLUSIVE BASIS

The scope of this Agreement is the non-exclusive supply of the Cooling Equipment to the Customer by the Supplier on the basis of the Customer being the “most favored customer” of the Supplier.  Therefore, the Customer’s prices will be the lowest offered by the Supplier to its customers taking into consideration, any and all discounts, credits, rebates, services, funding and anything of value .

12                                  COMPETITIVE PRICING PROVISION

12.1                        Supplier to be Competitive

The obligations of the Customers and CCH under this Agreement are contingent upon the Supplier remaining competitive in the relevant country/Territory.

12.2                        Competitive Offer

To be considered a “Competitive Offer” under this Agreement, an offer by a third party shall:

(a)                                 be for products that are of like grade and quality to the Cooling Equipment and meet Customer’s specifications in the relevant country/Territory ;

(b)                                 be for products competing with the Cooling Equipment in the relevant country/Territory, whether locally produced or imported;

(c)                                  be made by a third party that:

i.                  has entered into an SAA;

ii.               offers Cooling Equipment that is compliant with all applicable legislation in the relevant country/Territory and that satisfies CCH’s energy efficiency standards;

iii.            is financially solvent;

iv.           offers comparable or better payments terms and product warranty than the Supplier;

v.              offers customer service in the relevant country/Territory comparable to the service provided by the Supplier.

(d)                                 be at lower prices on an ex works or DDP basis and for comparable volumes of Cooling Equipment, taking into account discounts, freight, duties and other costs or discounts.

(e)                                  be for comparable models, technologies, configurations and applicable discount schemes.

(f)                                   be a bona fide and sustainable offer to sell such products pursuant to an arms-length transaction.

12.3                        If CCH or any Customer receives a Competitive Offer, then the Supplier may, within 5 business days as of learning from CCH that there is a Competitive Offer, instruct at it own cost and expenses an independent auditor to provide within the above 5 business days period a written certification to this effect to the Supplier (without mentioning details or providing particulars of such offer). The independent auditor shall be required to enter into a confidentiality agreement reasonably acceptable to CCH agreeing to hold all such information in strict confidence and not to release it other than to CCH.  The independent auditor shall provide CCH and the Supplier with any draft or final certification simultaneously.

12.4                        Option to Match

Within  a maximum period of 10 business days from the date the above certification being notified to the Supplier, the Supplier shall have the option to either:

(a)                                 adjust the offer with a view to being competitive, or

(b)                                 notify CCH that it does not desire to continue the supply of the Equipment at such terms.

The Supplier will exercise every possible effort to proceed with any of the above options within 5 business days.

In case:

•                  the adjusted offer is still not competitive to the Competitive Offer received by CCH and the Customer and this is confirmed by a certificatation of the independent auditor mentioned above (such certification to be notified to the Supplier within 5 business days as of CCH informing the Supplier that the adjusted offer is still not competitive) or

•                  the Supplier notifies CCH that it does not desire to continue the supply of the Equipment at such terms,

then CCH and the Customers shall be relieved of any volume commitment that may have been made in any pricing schedule equal to the volume of the competitive offer.

13                                  CERTIFICATION OF PRICING RIGHTS

13.1                        CCH may instruct at it own cost and expenses an independent auditor to provide with written certification that the Supplier is complying with the foregoing Most Favoured Customer provision of Clause 11.

13.2                        The Supplier shall maintain adequate records to enable the auditors to comply with this provision.

13.3                        The independent auditor shall be required to enter into a confidentiality agreement reasonably acceptable to the Supplier agreeing to hold all such information in strict confidence and not to release it other than to CCH, shall provide CCH and the Supplier with any draft or final certification simultaneously, and shall not have authority to amend, modify or alter any of the provisions of this Agreement.

13.4                        CCH shall hold all such information and the certification in strict confidence, will not request such a certification more frequently than once in any calendar year and shall not have the right to request such a certification for any period prior to the second full calendar year preceding the year in which such a request is made.

13.5                        The right provided by this Clause 13 may be only exercised by CCH and not separately by the CCH Subsidiaries and Affiliates

14                                  UPGRADE EQUIPMENT

If the Supplier manufactures and sells improved Cooling Equipment utilizing new technology, it will offer such Cooling Equipment to Customers under this Agreement.

15                                  REPORTING

15.1                        The Supplier will report to CCH directly on a quarterly basis within thirty (30) business days following the end of each calendar quarter setting out the following information:

(a)                                 the name and address of each Customer who has made an Order;

(b)                                 the name and address of the actual Supplier providing the Cooling Equipment;

(c)                                  the date each Order was placed and accepted by the Supplier;

(d)                                 the territory to which the Cooling Equipment were shipped;

(e)                                  the number of units sold by size, currency (if not Euros) and amount of each Order;

(f)                                   total value of sales to each Customer for the relevant quarter; and

(g)                                  the dates of delivery

16                                  INSURANCE

16.1                        Throughout the Term the Supplier will obtain and maintain at its own expense comprehensive general liability insurance (including without limitation, professional indemnity, public and products liability insurance) in the amount of at least five million Euros (€5,000,000) per each and every occurrence and ten million Euros (€ 10,000,000) in the aggregate annually.  The Supplier shall provide the Customer with a certificate of insurance evidencing such insurance within thirty (30) business days of the Effective Date.  The Supplier shall not voluntarily permit any cancellation, termination, non-renewal or material change in said insurance coverage during the Term without thirty (30) business days’ prior written notice to the Customer.

16.2                        The provision of Clause 16.1 does not constitute any limitation of the Supplier’s potential liability to the Customer for failure of its obligations under this Agreement and failure to request evidence of this insurance will in no way be construed as a waiver of Supplier’s obligation to provide the insurance coverage specified.

17                                  FORCE MAJEURE

17.1                        A “Force Majeure Event” means war or terrorist activity, civil commotion, nuclear accident or act of God (including flood or lightning), nation-wide strikes affecting the Supplier in a material manner, action taken by government, fire or serious explosion (other than where caused by the negligence or wilful default of the Supplier).

17.2                        If the performance or provision of any obligations of the Supplier is prevented by reason of any, or any combination, of the Force Majeure Events, the Supplier shall be entitled to relief from performing the obligations for the period specified in Clause 17.3 below if Supplier:

(a)                                 immediately notifies the Customer by telephone of the occurrence of the Force Majeure Event; and,

(b)                                 give the Customer written notice of the Force Majeure Event within twenty four (24) hours of the occurrence describing in reasonable detail the nature of the Force Majeure Event; and

17.3                        The Supplier shall use all reasonable efforts to mitigate the effects of the Force Majeure Event and shall use all reasonable endeavours to perform its obligations under this Agreement, by allocating its available production with a view to maintaining an adequate, timely and continuous supply of Cooling Equipment to the Customers.

17.4                        If the Force Majeure Event is remedied, the parties performance of this Agreement and the Orders shall resume and continue until expiration of the Term or fulfilment of the Order whichever is later unless the Force Majeure Event continues for a period of thirty (30) days or longer, whereby the Customer shall have the right to either terminate the Order and/or Agreement upon three (3) business days’ written notice to Supplier or alternatively, source products from an alternative supplier until such time as the Force Majeure Event is remedied.

18                                  CONFIDENTIALITY

18.1                        This Agreement is confidential and neither Party will disclose any information relative to or derived under the Agreement or Order without the written consent of the other, except as may be required to ensure performance of its obligations under this Agreement or as required by capital market and stock exchange regulations applicable to the Parties.

18.2                        “Confidential Information” shall mean all information (including all oral and visual information, and all information recorded in writing or electronically, or in any other medium or by any other method) disclosed to, or obtained by one Party from the other Party or a third Party acting on that other Party’s behalf, which are marked as “confidential” and without prejudice to the generality of the foregoing definition shall include but not be limited to (i) any information ascertainable by the inspection or analysis of samples, (ii) the information detailed in the Schedules, and (iii) any information relating to a Party’s operations, processes, plans, intentions, product information, know-how, design, trade secrets, software, market opportunities, customers and business affairs.

18.3                        Neither Party shall disclose or use for its benefit any Confidential Information of the other which is disclosed to or obtained by it pursuant to or as a result of this Agreement or any Order and will allow access to the same to its own staff only on a “need to know” basis.

18.4                        Exceptions to Clause 18.2 are as follows:

the receiving Party will not be obligated to maintain in confidence or precluded from using information which:

(a)                                 is, or subsequently may become available, to the public through no fault of the receiving Party;

(b)                                 the receiving Party can show was previously known to it at the time of disclosure;

(c)                                  may subsequently be obtained lawfully from a third party who has obtained the information through no fault of receiving party;

(d)                                 is independently developed by the receiving Party as evidenced by the written records of the receiving party;

(e)                                  is disclosed to a third party by the disclosing party and/or its affiliated companies without a corresponding obligation of confidence; or

(f)                                   is required to be disclosed pursuant to the requirement, order or directive of a government agency or by operation of law subject to prior consultation with disclosing party’s legal counsel.

18.5                        Notwithstanding the provisions of clause 18.2 above, the Parties may disclose the contents of the Agreement and the Orders to any of their subsidiaries and affiliates.

18.6                        The Parties will not advertise or publish the fact that they have contracted with each other or otherwise established a relationship, unless otherwise authorized by each of the Parties, such authorization not to be unreasonably withheld.

18.7                        The obligations under this Clause 18  will remain in effect for a period of five (5) years from termination of the Agreement.

19                                  GENERAL

19.1                        All notices and correspondence relating to this Agreement shall be sent by either party to the other to the following addresses, or any other appropriate address provided prior written notice is given to the other party:

CUSTOMER:

Coca-Cola HBC S.A.

General Counsel and Company Secretary

9, Fragoklissias Street

151 25 Maroussi

Athens Greece

SUPPLIER:

Frigoglass  S.A.I.C

Frigoglass Head of Coca-Cola Account

15, A. Metaxa, N. Kifissia

Athens, Greece

19.2                        The Supplier is be deemed to be an independent contractor, and the Supplier will not have the authority to act on behalf of the Customer.

19.3                        The duties, obligations, rights and remedies under this Agreement are in addition to and not in limitation of those otherwise imposed or available by law.

19.4                        This Agreement shall be governed by and construed in accordance with the laws of Greece.  Any dispute or difference arising from, relating to or connected with this agreement will be resolved by amicable settlement between the contracting Parties under the principles of bona mores and commercial usage. If, however, the dispute or difference or controversy is rendered impossible to be resolved in the abovementioned manner within thirty (30) days from the date that such dispute or difference or controversy arose, then it will be referred to arbitration of three (3) arbitrators, who shall be appointed as follows: (a) one by the Supplier, (b) one by the Purchaser, and (c) the Chairman of the Athens Chamber of Commerce and Industry or a person of his choice, who will be appointed as a third arbitrator. The arbitration will take place in Athens in the Greek language. The decisions of the arbitrators shall be adopted by absolute majority. In all other respects, the arbitration shall be governed by the relevant provisions of the Greek Code of Civil Procedure.

19.5                        The Vienna Convention on Contracts for the International Sale of Goods 1980 shall not apply to this Agreement.

19.6                        No amendment to the Agreement will be binding unless it is in writing and signed by both parties to the Agreement.

19.7                        No waiver by either party of any breach of any provision of this Agreement will constitute a waiver of any other breach of that or any other provision of this Agreement.

19.8                        In the event that any of the provisions of this Agreement are held to be unenforceable the remaining provisions of this Agreement will remain in full force and effect.

19.9                        Without prejudice to clause 2.5., the Parties may not assign any rights or obligations under this Agreement without the prior written approval of the other Party.

19.10                 The Supplier shall at all times adhere to the principles of CCH’s “Code of Business Conduct” and “Supplier’s Guiding Principles Policy” as stated at CCH’s web-site at www.coca-colahellenic.com. The Supplier must demonstrate its adherence with these requirements to the satisfaction of the Customer.  The Customer reserves the right upon three (3) days prior notice to inspect any site involved in the supply of the Cooling Equipment. If the Supplier fails to satisfy the Customer of its adherence with the requirements this Agreement and any Orders may be terminated immediately by the Customer.

SIGNED ON BEHALF OF		SIGNED ON BEHALF OF

ITSELF AND ITS SUBSIDIARIES:		ITSELF AND ITS AFFILIATES:

COCA-COLA HELLENIC BOTTLING COMPANY S.A.		FRIGOGLASS S.A.I.C.

By:	/s/ T. Tuerling	By:	/s/ D. Lois
Authorized Signature		Authorized Signature

Name: Torsten Tuerling		Name: Dimitrios Lois

Title: Chief Executive Officer		Title: Chief Executive Officer

SCHEDULE 1

CUSTOMER AFFILIATES

Coca-Cola HBC Armenia CJSC

Azatutian Avenue

3rd Blind Alley

052 Yerevan

Armenia

Coca-Cola HBC Austria GmbH

Triester Straße 91

1100 Vienna

Austria

Coca-Cola Hellenic Procurement GmbH

Am Euro Platz 2,

1120 Vienna

Austria

Coca-Cola Beverages Belorussiya FE

Posyolok Kolyadichi

223010 Minsk District

Republic of Belarus

Coca-Cola HBC B-H d.o.o. Sarajevo

Mostarsko raskrsce bb

71 240 Hadzici

Bosnia and Herzegovina

Coca-Cola Hellenic Bottling Company Bulgaria AD

8 Racho Petkov Kazandzhiata str.

1766 Sofia

Bulgaria

Bankya Mineral Waters Bottling Company EOOD

8 Racho Petkov Kazandzhiata str.

1766 Sofia

Bulgaria

Coca-Cola HBC Hrvatska d.o.o.

Sachsova 1

1000 Zagreb

Croatia

AS Coca-Cola HBC Eesti

Mustamäe tee 16

10617 Tallinn

Estonia

AD Pivara Skopje

Str. 808 No.12

1000 Skopje

FYROM

Coca-Cola HBC Greece S.A.Ic

9, Fragoklissias Street

151 25 Maroussi

Athens

Greece

Tsakiris S.A.

Moulkia Location

PO Box 8485

35200 Atalanti

Greece

ELXYM S.A.

9, Fragoklissias Street

151 25 Maroussi

Athens

Greece

Coca-Cola HBC Hungary Ltd.

Némedi út 104

2330 Dunaharaszti,

Hungary

YOPPY Hungary Kft.

Sziv u. 17

8790 Zalaszentgrót

Hungary

Coca-Cola HBC Northern Ireland

Knockmore Hill,

12 Lissue Road, Lisburn,

Co. Antrim, BT28 2SZ,

Northern Ireland

Coca-Cola HBC Ireland Limited

Huntstown Business Park

Cappagh Road, Ballycoolin

Dublin 11

Republic of Ireland

Coca-Cola HBC Italia s.r.l.

Viale Monza 338

20128 Milan

Italy

Fonti del Vulture S.r.l.

Contrada La Francesca

85028 Rionero in Vulture (PZ)

Italy

Company - Kosovo L.L.C.

Zona Industriale

Magjistrala

fch. Suhodol

14000 Lipljan

Kosovo

SIA Coca-Cola HBC Latvia

Ulbrokas Str 40

LV-1021 Riga

Latvia

UAB Coca-Cola HBC Lietuva

Seimyniskiu g. 21B

LT-13279 Vilnius

Lithuania

Coca-Cola Imbuteliere

Chisinau S.R.L

42, Industriala street

MD-2023 Chisinau

Moldova

Nigerian Bottling Company Limited

Leventis Building, Iddo House, Iddo

Lagos

Nigeria

Coca-Cola HBC Polska Sp. Z o.o.

ul. Annopol 20

03 236 Warszawa,

Poland

OOO “Coca-Cola HBC Eurasia”

66 Baumana street

Nizhny Novgorod

603032

Russia

ZAO “Multon”

14 Sofiiskaya street

St Petersburg 192236

Russia

Coca-Cola HBC Romania S.R.L.

Global City Business Park

10th Bucuresti Nord Road,

Building O23, 1st floor

077190 City of Voluntari

Ilfov County

Romania

Coca- Cola HBC - Srbija d.o.o.

Batajnicki drum 14 - 16

11080 Zemun, Belgrade

Serbia

Vlasnika d.o.o.

Batajnicki drum 14-18,

11080 Zemun, Belgrade

Serbia

FRESH & CO,

Fabrika Za Preradu Voca d.o.o.

Djordja Natosevica 44

24000 Subotica

Serbia

Coca-Cola HBC Slovenska Republika s.r.o.

Tuhovská 1

831 07 Bratislava 35 P.O. Box 37

Slovak Republic

Coca-Cola Hellenic Bottling Company Slovenija d.o.o.

Motnica 9

Trzin 1236

Slovenia

Coca-Cola HBC Schweiz AG

Stationsstrasse 33

8306 Brüttisellen

Switzerland

Foreign Enterprise

“Coca-Cola Beverages Ukraine Limited”

51 km of St. Petersburg Highway

V.Dymerka village, Brovary District

07442, Kyiv Region

Ukraine

SCHEDULE 2

Supplier Subsidiaries and Affiliates (“Supplier”)

FRIGOGLASS S.A.I.C

15, A. Metaxa Street

14564, Kifissia, Greece

Tel.: +30 210 6165700

Fax: +30 210 6199097

FRIGOGLASS S.A.I.C

14th Km Athens-Lamia National Road

14564, Kifissia, Greece

Tel.: +30 210 6165778

Fax: +30 210 6165891

FRIGOGLASS S.A.I.C.

Branch: Kato Achaia Plant

Enanti Stadiou

25200, Achaia, Greece

Tel.: +30 2610 633000

Fax: +30 2610 633222

FRIGOGLASS FRANCE S.A.S

20, Rue Henri Sainte Claire Deville

92563, Rueil Malmaison Cedex, France

Tel.: +33 147100535

Fax : +33 147085543

FRIGOGLASS GMBH

Memelerstrasse 30

D-42781, Haan, Germany

Tel.: + 49 2129 3730

Fax: + 49 2129 373100

Frigoglass Iberica, SL

Avda.Cortes Valencianas, 39 Planta 1-Despacho 12

Valencia

46015

Spain

Telephone Number: + 34 961 199 612

Fax Number: + 34 961 199 601

FRIGOGLASS NORDIC AS

Bredmyra 10,

Kampenes industriområde

Borgenhaugen, P.O.Box 6,

N-1701, Sarpsborg, Norway

Tel.: +47 69 111 800

Fax: +47 69 111 802

SCANDINAVIAN APPLIANCES S.A.

Myrveien 6

P.O.Box 108

N-1641, Råde, Norway

Tel.: +47 81 569117

Fax: +47 69 281046

Frigoinvest Holdings B.V.

Rietlandpark 125

Amsterdam

1019 DT

Telephone Number: +31 10 224 53 33

Fax Number: +31 10 411 78 94

FRIGOGLASS SP.ZO.O.

Ul. Słoneczna 116A

Stara Iwiczna Piaseczno

05-500, Poland

Tel.: +48 22 711 4600

Fax: +48 22 711 4636

FRIGOGLASS ROMANIA SRL

16th Km, DN 59 Timisoara -Moravita

307396, Parta, Timis

Tel.: +40 256 407 539

Fax: +40 256 395 258

FRIGOGLASS ROMANIA SRL - ROMANIA

16th Km, DN 59 Timisoara Moravita

307396, Parta, Timis

Tel.: +40 256 407 530

Fax: +40 256 395 258

3P FRIGOGLASS S.R.L.

Calea Chisinaului Nr 47 A

700179, Iasi, Romania

Tel.: +40 232 231 583

Fax: +40 232 231 583

Altufievskoe Shosse,

K2, Business-Center “Altyfievsky”

5th floor, Office # 507

127566, Moscow, Russia

Tel.: +7 495 640 6164

Fax: +7 495 640 6964

FRIGOGLASS EURASIA LLC – RUSSIA

Novosilskoe Shosse 20A

302011, Orel, Russia

Tel.: +7 486 2360 404

Fax: +7 486 2360 415

FRIGOGLASS TURKEY SOGUTMA

SANAYI IC VE DIS

TICARET A.S.

Mimarsinan Mahallesi Haseski

Cad. No: 15 Silivri

34930, Istanbul, Turkey

Tel.: +90 212 728 3510

Fax: +90 212 728 3512

FRIGOGLASS TURKEY SOGUTMA

SANAYI IC VE DIS

TICARET A.S.

Mimarsinan Mahallesi Haseski

Cad. No: 15 Silivri

34930, Istanbul, Turkey

Tel.: +90 212 728 3510

Fax: +90 212 728 3512

Frigoglass Limited

Unit N6/N7 Wolfe Tone House, Naas Town Centre, Dublin Road

Naas

Co. Kildare

Ireland

Telephone Number: +353 (0) 45 907600

Fax Number: +353 (0) 45 907699

FRIGOREX EAST AFRICA LTD

Sameer Business Park, Block D, 4th Floor

Mombasa Road

50896 - 00200, Nairobi, Kenya

Tel.: +254 20 237 9171 -2/3

Fax: +254 20 237 9173

FRIGOGLASS INDUSTRIES (Nigeria)

A.G. Leventis Bldg, Iddo House

234 Lagos

Nigeria

Telephone Number: +234 1 774 - 0844 -7602 - 8339

Fax Number: +234 1 774 – 8073

BETA GLASS PLC (DELTA PLANT)

Iddo House

234 Lagos

Nigeria

Telephone Number: +234 1 774 - 0844 -7602 - 8339

Fax Number: +234 1 774 — 8073

FRIGOGLASS INDUSTRIES (NIG) LTD

Iddo House

234 Lagos

Nigeria

Telephone Number: +234 1 774 -0844,-6700

Fax Number: +234 1 280 -6701

Km 32, Lagos Badagry

Express Road”

Agbara

Ogun State

FRIGOGLASS SOUTH AFRICA

(Proprietary) LTD

16 Walton Road, Aeroton

2013, Johannesburg, South Africa

Tel.: +27 112 483 000

Fax: +27 112 483 020

FRIGOGLASS SOUTH AFRICA

(Proprietary) LTD

16 Walton Road, Aeroton

2013, Johannesburg, South Africa

Tel.: +27 112 48 3000

Fax: +27 112 48 3004

JEBEL ALI CONTAINER GLASS

FACTORY FZE

Jebel Ali Free Zone

61176, Dubai, United Arab Emirates

Tel.: +971 48 81 7782

Fax: +971 48 81 7783

FRIGOGLASS (GUANGZHOU) ICE-COLD

EQUIPMENT CO LTD -CHINA

23 Yongsheng Road, Yonghe

Industrial District,

511356, GETDD, Guangzhou, China

Tel.: +86 20 322 25818 ext. 3101

Fax: +86 20 322 25833

FRIGOGLASS (GUANGZHOU) ICE-COLD

EQUIPMENT CO LTD -CHINA

23 Yongsheng Road, Yonghe

Industrial District

511356, GETDD, Guangzhou, China

Tel.: +86 20 322 25818

Fax: +86 20 322 25833

FRIGOGLASS INDIA PVT. LTD

Gurgaon, Haryana State

122050      India

Tel.: +91 124 432 0800

Fax: +91 124 229 0690

Gurgaon, Haryana State

122050      India

Tel.: +91 124 432 0800

Fax: +91 124 229 0690

FRIGOGLASS INDONESIA P.T.

JI. Jababeka VI Block P. No. 1

17530, Cikarang, Bekasi, Indonesia

Tel.: +62 21 286 49 500

Fax: +62 21 286 49 400

JI. Jababeka VI Block P.No.1

17530, Cikarang, Bekasi, Indonesia

Tel.: +62 21 286 49 500

Fax: +62 21 286 49 400

FRIGOGLASS PHILIPPINES INC

Unit G, Level 2 CJRS Parkview building

Laguna Bel Air 2, Sta Rosa City

4026, Laguna, Philippines

Tel.: +63 49 530 1768

Fax: +63 49 530 1769

FRIGOGLASS S.A.I.C.

21 / F Edinburgh Tower - The Landmark

15 Queens Road Central

Hong Kong

Telephone Number: +852 2289 3038

Fax Number: +852 2289 5385

FRIGOGLASS OCEANIA PTY LIMITED

432 Chapel Road

Sydney

Bankstown

Zip Code: NSW 2200

Country: Australia

Telephone Number: 002 9796 8377

FRIGOGLASS NORTH AMERICA LTD

700-A Buffington Road

29303, Spartanburg, South Carolina

Tel.: +1 864 804 5610

Fax: +1 864 804 5671

FRIGOGLASS NORTH AMERICA LTD

700-A Buffington Road

29303, Spartanburg, South Carolina

Tel.: +1 864 804 5610

Fax: +1 864 804 5671